EXHIBIT 5.1

March 24, 2006
(validity opinion)

Board of Directors
Franklin Financial Services Corporation
20 South Main Street
Chambersburg, PA 17201

Ladies and Gentlemen:

        We have acted as counsel to Franklin Financial Services Corporation., a Pennsylvania corporation ("Franklin"), in connection with the Agreement and Plan of Merger dated as of January 24, 2005 (the "Merger Agreement") between Franklin and Fulton Bancshares Corporation providing for the merger (the "Merger") of Fulton with and into Franklin. At the effective time of the Merger, the outstanding shares of Fulton common stock, par value $0.625 per share ("Fulton Common Stock"), will be converted into the right of holders of Fulton Common Stock to receive, in exchange for each share of Fulton Common Stock, 1.864 shares of Franklin common stock, par value $1.00 per share ("Franklin Common Stock") or $48.00, provided that the aggregate amount of Franklin Common Stock issued and the aggregate amount of cash paid shall not exceed 492,790 shares of Franklin Common Stock (the "Shares") and $10,964,577.50 in cash.

        We are also acting as counsel to Franklin in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Franklin with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the Shares into which outstanding shares of Fulton Common Stock will be converted upon effectiveness of the Merger. This opinion is being furnished for the purpose of being filed as an exhibit to the Registration Statement.

        In connection with this opinion, we have examined, among other things:

  (1)
  an executed copy of the Merger Agreement;

  (2)
  a copy certified to our satisfaction of the Articles of Incorporation of Franklin as in effect on the date hereof;

January 20, 2006

  (3)
  copies certified to our satisfaction of resolutions adopted by the Board of Directors of Franklin, including resolutions approving the Merger Agreement and the issuance of the Shares; and

  (4)
  such other documents, corporate proceedings and statutes as we considered necessary to enable us to furnish this opinion.

        We have assumed for the purpose of this opinion that:

  (1)
  the Merger Agreement has been duly and validly authorized, executed and delivered by Fulton, and such authorization remains fully effective and has not been revised, superseded or rescinded as of the date of this opinion; and

  (2)
  the Merger will be consummated in accordance with the terms of the Merger Agreement.

        We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies. We have assumed that the certifications and representations dated earlier than the date hereof on which we have expressed reliance herein continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof.

        Based upon the foregoing, we are of the opinion that the Shares to be issued by Franklin as described in the Registration Statement, when and to the extent issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Proxy Statement/Prospectus forming a part of the Registration Statement.

Very truly yours,
/s/ Rhoads & Sinon LLP